UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010

PHILLIPS EDISON – ARC

SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets

On December 10, 2010, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) purchased a shopping center containing 82,033 of rentable square feet located at 161 Electric Road in Salem, Virginia (“Lakeside Plaza”) for approximately $8.75 million, exclusive of closing costs. The acquisition was funded with proceeds of $6.125 million from a mortgage loan (the “Lakeside Loan,” which is described further below in Item 2.03) and proceeds of $2.88 million from the Company’s ongoing public offering. Lakeside Plaza was partially constructed and commenced rental operations in 1988. Construction of Lakeside Plaza was completed in 1989. Lakeside Plaza was purchased from Lakeside Plaza, LLC, which is not affiliated with the Company or the Company’s advisor or sub-advisor.

Lakeside Plaza is approximately 99% leased to fifteen tenants. The largest tenants at Lakeside Plaza are Kroger, which occupies approximately 63.8% of the rentable square feet at Lakeside Plaza, and CVS Pharmacy, which occupies approximately 12.3% of the rentable square feet at Lakeside Plaza. Other featured tenants at Lakeside Plaza include State Farm Insurance, HR Block, US Cellular, Subway, and GNC. The current aggregate annual base rent for the tenants of Lakeside Plaza is approximately $816,000 and the current weighted-average remaining lease term for the tenants is approximately 2.4 years. The Kroger lease expires on January 31, 2019, with five options to extend the lease by five years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $10.05 per square foot.

Based on the current condition of Lakeside Plaza, the Company does not believe that it will be necessary to make significant renovations to Lakeside Plaza. The Company’s management believes that Lakeside Plaza is adequately insured.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Lakeside Loan

On December 10, 2010, the Company, through Lakeside (Salem) Station LLC (“Lakeside Station”), a wholly owned subsidiary of Phillips Edison – ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into the Lakeside Loan with Wells Fargo Bank, N.A., an unaffiliated entity, as lender (“Wells Fargo”), to borrow $6.125 million. The amount advanced under the Lakeside Loan was used to fund acquisition and acquisition-related costs of Lakeside Plaza.

The Lakeside Loan matures on December 10, 2012. The Company may extend the maturity date to December 10, 2013 upon payment of an extension fee equal to 0.25% of the amount outstanding on December 10, 2012. The Lakeside Loan bears interest at the one-month LIBO rate. Wells Fargo will reset the one-month LIBO rate on a monthly basis. In addition, the Company incurred certain closing costs in connection with the Lakeside Loan, including a loan fee equal to 0.50% of the loan amount.

The Lakeside Loan requires monthly payments of accrued unpaid interest. On or before July 1, 2012, the Company is required to repay principal in the amount of $675,000. Beginning on July 1, 2012 and continuing through the maturity date, the Company is required to make monthly principal payments in the amount of $20,415, in addition to continued monthly interest payments. The Company has the right to prepay any outstanding amount at any time in whole or in part without premium or penalty. The Lakeside Loan is secured by a first mortgage lien on the assets of Lakeside Plaza including the land, fixtures, improvements, leases, rents and reserves. The Operating Partnership has guaranteed Lakeside Station’s obligations under the Lakeside Loan.

The Lakeside Loan contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Lakeside Loan. The Company is currently in compliance with all such covenants.

Bridge Loan

On December 13, 2010, the Company entered into a $1.5 million bridge loan (the “Bridge Loan”) with its sub-advisor, Phillips Edison NTR LLC. The Company expects to use the proceeds of the Bridge Loan for general corporate purposes, including but not limited to the financing of future acquisitions.

The Bridge Loan is scheduled to mature on March 13, 2011. The Bridge Loan will incur interest at the 30-day LIBO rate plus 3.25%. The Company has the right to prepay the Bridge Loan at any time in whole or in part without premium or penalty.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before February 25, 2011, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 16, 2010	By:	/s/ John Bessey
John Bessey
President